Exhibit 99.1

PRESS RELEASE

InfoSonics Reports Second Quarter 2013 Results

SAN DIEGO, August 14, 2013 – InfoSonics Corporation (NASDAQ: IFON), the provider of verykool® wireless handset solutions, today announced results for its second quarter ended June 30, 2013.

“We are pleased with a number of achievements this quarter,” said Joseph Ram, president and CEO of InfoSonics. “Our results reflect the shipment of 432,000 handsets, the third consecutive quarter of record unit shipments. We were also pleased with our gross profit margin that topped 20%. Operating expenses included one-time costs related to the second quarter restructuring of our development team, which we estimate will result in annual savings of approximately $500,000. Other operating metrics for the quarter were also encouraging as we generated $1.8 million of positive cash flow, reduced our days-sales-outstanding in accounts receivable and increased our inventory turns. We continue to search for ways to expand our business in both existing and new geographic markets.”

InfoSonics reported net sales for the second quarter of 2013 of $8.3 million, which represented a $231,000, or 3%, increase from $8.1 million for the second quarter of 2012. We enjoyed a 64% increase in net sales to carrier customers in Central America and an 8% increase in South America. In addition, sales to U.S. distributors were greatly improved over the prior year quarter when we first re-entered the U.S. market. Partially offsetting these improvements was a $1.0 million decline in private label sales, as well as a decrease in sales to non-carrier Latin American distributors.

Gross profit margin as a percent of sales in the second quarter of 2013 was 20.7% compared to 25.3% in the 2012 second quarter. The higher gross margin in the prior year was principally the result of disproportionately higher margins on private label sales to customers in EMEA and APAC which were nominal in the current quarter.

Operating expenses in the second quarter of 2013 of $2.3 million declined 3% compared to $2.4 million in the 2012 second quarter. The current quarter included approximately $192,000 in nonrecurring costs related to the June consolidation of our R&D team in Shenzhen, China and the associated reduction of our Beijing workforce. We also had higher expenses related to legal fees, product certification, personnel and other administrative costs. The increases were offset by reductions in other areas, primarily a $235,000 reduction in bad debt expense as the 2012 second quarter included a large reserve against the receivable of a former distribution customer.

Other income in the second quarter of 2013 included $527,000 related to the legal defeasance of a previously recorded supplier obligation that had been included in accrued expenses on our balance sheet.

The net loss for the second quarter of 2013 was $47,000, or $0.00 per share, compared to a net loss of $265,000, or $0.02 per share, in the second quarter of 2012.

At June 30, 2013, the Company had $15.7 million in working capital, including $6.4 million in cash, and no outstanding indebtedness. Cash and restricted cash balances grew by $1.8 million compared to the March 31, 2013 balances primarily as a result of reductions in accounts receivable and inventories.

About InfoSonics Corporation

InfoSonics is a San Diego-based designer, manufacturer and provider of wireless handsets and related products to OEMs, carriers, distributors and consumers in the United States, Latin America, Europe, Africa and Asia Pacific. The company is committed to delivering quality products with innovative industrial designs that appeal to consumers and offer exceptional value. InfoSonics sells and supports its own line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, without limitation: (1) intense competition internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) the ability of our China R&D group to develop new verykool® handsets and successfully deliver them on a timely basis; (3) the ability of the Company to have access to adequate capital to fund its operations; (4) extended general economic downturn in world markets; (5) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (6) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, including, without limitation, the imposition, creation, increase or modification of tariffs, taxes, duties, levies and other charges and other related risks of our international operations which could significantly increase selling prices of our products to our customers and end-users; (7) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (8) cancellation of customer orders or delays in requested delivery dates; (9) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (10) significant changes in supplier terms and relationships, shortages in critical components or delays in product supply or manufacturing lead times that could impact our ability to fulfill customer orders; (11) loss of business from one or more significant customers; (12) customer and geographical accounts receivable concentration risk and other related risks; (13) rapid product improvement and technological change resulting in inventory obsolescence; (14) uncertain political and economic conditions internationally, including terrorist or military actions; (15) the loss of a key executive officer or other key employees and the integration of new employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) the resolution of any litigation for or against the Company; and (20) the ability of the Company to generate taxable income in future periods. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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InfoSonics Corporation

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$8,342	$8,111	$16,163	$20,469
Cost of sales	6,612	6,056	13,051	16,158

Gross profit	1,730	2,055	3,112	4,311

Operating expenses:
Selling, general and administrative	1,799	1,874	3,542	3,458
Research and development	500	496	898	996

	2,299	2,370	4,440	4,454

Operating loss	(569)	(315)	(1,328)	(143)
Other income (expense):
Other income (expense).	535	—	586	(65)
Interest, net	5	50	11	50

Loss before provision for income taxes	(29)	(265)	(731)	(158)
Provision for income taxes	(18)	—	(25)	(2)

Net loss	$(47)	$(265)	$(756)	$(160)

Net loss per share (basic and diluted)	$(0.00)	$(0.02)	$(0.05)	$(0.01)

Weighted-average number of common shares outstanding
Basic and diluted	14,184	14,184	14,184	14,184

InfoSonics Corporation

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,435	$5,230
Restricted cash	—	1,003
Trade accounts receivable, net of allowance for doubtful accounts of $373 and $339, respectively	7,587	10,247
Other accounts receivable	90	95
Inventory.	2,456	3,429
Prepaid assets	2,768	1,521

Total Current Assets Total current assets.	19,336	21,525
Property and equipment, net	235	367
Other assets	177	229

Total assets	$19,748	$22,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$881	$1,514
Accrued expenses	2,712	3,786

Total Current Liabilities Total current liabilities	3,593	5,300

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized (no shares issued and outstanding)	—	—
Common stock, $0.001 par value, 40,000 shares authorized, 14,184 shares issued and
outstanding as of June 30, 2013 and December 31, 2012	14	14
Additional paid-in capital	32,374	32,282
Accumulated other comprehensive loss	(15)	(13)
Accumulated deficit	(16,218)	(15,462)

Total stockholders’ equity	16,155	16,821

Total liabilities and stockholders’ equity	$19,748	$22,121

InfoSonics Corporation

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(756)	$(160)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	143	131
Loss on disposal of fixed assets	47	57
Provision for bad debts	34	225
Provision for obsolete inventory	(104)	25
Stock-based compensation expense	92	117
(Increase) decrease in:
Trade accounts receivable	2,626	1,502
Other accounts receivable	5	(23)
Inventory	1,077	(1,720)
Prepaids	(1,247)	217
Other assets	52	(246)
Decrease in:
Accounts payable	(633)	(191)
Accrued expenses	(1,074)	(755)

Net cash provided by (used in) operating activities	262	(821)

Cash flows from investing activities:
Purchase of property and equipment	(58)	(144)
(Increase) decrease in restricted cash	1,003	(1)

Net cash provided by (used in) investing activities	945	(145)

Effect of exchange rate changes on cash	(2)	43

Net increase (decrease) in cash and cash equivalents	1,205	(923)
Cash and cash equivalents, beginning of period	5,230	11,422

Cash and cash equivalents, end of period	$6,435	$10,499

Cash paid for interest	$—	$—
Cash paid for taxes	—	—